Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FIRST QUARTER OF FISCAL 2021

Keene, N.H.  February 12, 2021  -  North European Oil Royalty Trust (NYSE-NRT) (the "Trust") reported the net income for the first quarter, ended January 31st, of fiscal 2021 which appears in the table below compared to net income for the first quarter of fiscal 2020. Total royalty income includes positive and negative adjustments that the operators made during the quarter based upon their corrected royalty calculations for the prior periods, as well as Mobil sulfur royalties. Total royalties in the first quarter of fiscal 2021 were reduced by negative adjustments of $538,651 and increased by Mobil sulfur royalties of $65,267 (a correction of $35,070 for the first quarter of calendar 2020 and $30,197 for the fourth quarter of calendar 2020). By comparison, total royalties in the first quarter of fiscal 2020 were reduced by negative adjustments of $388,634 and increased by Mobil sulfur royalties of $39,273.

	1st Fiscal Quarter Ended 1/31/2021	1st Fiscal Quarter Ended 1/31/2020	Percentage Change
Total Royalty Income	$283,439	$1,025,965	-72.37%
Net Income	$111,842	$747,737	-85.04%
Distributions per Unit	$0.04	$0.08	-50.00%

The economic disruption associated with COVID-19 continued to impact the Trust's total royalty income received during the first quarter of fiscal 2021. Under the Mobil Agreement for the first quarter of fiscal 2021, gas sales, gas prices, and the average exchange rate showed percentage changes of -34.03%, -11.92% and +9.10%, respectively, in comparison to the first quarter of fiscal 2020. In a corresponding comparison under the OEG Agreement, gas sales, gas prices, and the average exchange rate showed percentage changes of -27.48%, -11.92% and +9.07%, respectively.

Trust expenses for the first quarter of fiscal 2021 decreased 38.71%, or $108,443, to $171,680 from $280,123 for the first quarter of fiscal 2020. The decrease in expenses reflects the lower insurance costs, reduced Trustee fees as specified by the Trust Agreement, lower meeting expenses resulting from the change to virtual meetings, and the shift in the timing of the payment relating to the biennial examination of the royalty statements by the Trust's German accountants.

The previously declared distribution of $0.04 per unit will be paid on February 24, 2021 to owners of record as of February 12, 2021. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about February 25, 2021.